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                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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                       EUROPA CRUISES CORPORATION
            (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          FRANK E. WILLIAMS, JR.
(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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/X/ No fee required.

News Release May 30, 2002

Contact: Shellyn McCaffrey (703) 739-9398

FOR IMMEDIATE RELEASE

      Europa Shareholder Announces Success of Consent Solicitation

May 30 - A shareholder in Europa Cruises Corporation (OTC BB:KRUZ.OB) today announced that he has delivered shareholder Consents representing a majority of the outstanding stock to the Company's registered agent in Delaware to remove a director from the Board and elect himself as a director.

The shareholder, Frank E. Williams, Jr., of Falls Church, Virginia, stated that he has delivered consents representing more than a majority of the outstanding Voting Stock of the Company, which was 34,446,043 as of the record date, April 25, 2002. Those Consents from fellow Europa shareholders effectively remove John R. Duber as a director and place Frank E. Williams, Jr. on the Board of Directors of the Company.

Williams' solicitation was an outgrowth of his concern that the Company did not hold an annual meeting in 2001. Having learned that a voting split on the Board prevented the Company from setting a date, Williams was concerned that the stalemate was harming the Company's ability to function effectively.

Williams stated: "I want to thank Europa's shareholders for their confidence and rapid response to my solicitation. Clearly, there was broadly-held sentiment supporting my concerns. I look forward to assuming my new duties as a director and working hard on behalf of all of the Company's shareholders to enhance the value of our Company."

Under Section 228 of the Delaware General Corporate Law, delivery of consents representing a majority of the outstanding stock to the Company cause the actions to take effect immediately.

For more information regarding Williams' solicitation and his holdings in Europa Cruises, see his 14(a) and 13D filings on the SEC EDGAR website at www.sec.gov.

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